Exhibit 10.1
[Employers letterhead]

December 8, 2020

Mr. Christopher Laws
[omitted]

Dear Christopher:

Employers Holdings, Inc. (EMPLOYERS or the “Company”) is pleased to confirm its offer of employment to you as Executive Vice President, and effective April 1, 2021, Chief Actuary in our Reno, Nevada office, reporting directly to Katherine Antonello. This offer letter supersedes and replaces any previously discussed or negotiated offer of employment whether verbal or written.

1.Your tentative start date will be February 1, 2021, or a date mutually agreed upon by you and Katherine Antonello.

2.Your salary will be $12,844.62 per biweekly pay period, which is $335,000 on an annualized basis. You are eligible for health and life insurance benefits on the first day of the month following your start date and you will be eligible to participate in our 401(k) retirement plan on the first day of the pay period following your start date. Vacation is earned at a rate of 25 days per year (earned at a rate of 7.69 hours per pay period).

3.As an Executive Vice President, you will be eligible to participate in the Company’s annual executive incentive plan effective for the 2021 calendar year. The plan includes an incentive target of 50% of your annual base salary rate based upon achievement of Corporate performance goals, and is subject to the satisfaction of other criteria.

4.You will also be eligible to participate in the Company’s long-term incentive plan effective for the 2021 calendar year, which may include annual grants of stock units and/or stock options as provided to other executives of the Company. The actual grant amounts and type(s) of grants are determined by the Compensation Committee of our Board of Directors.

5.Additionally, as an Executive Vice President, you will receive a car allowance of $1,200.00 per month to be paid in equal installments each bi-weekly pay period. This allowance will be considered as income to you. However, it will not be used in the calculation of any Company sponsored benefits.

6.The Company has agreed to a Hiring Bonus of $125,000.00 payable in 12 equal monthly payments commencing on the payday for the first full pay period following completion of the first 60 days of employment, subject to your continued employment.

7.All salary, bonuses, equity and other grants, payments and reimbursements, including all relocation expenses will be subject to applicable withholding and other taxes in accordance with tax and other applicable requirements and guidelines.

8.The Company will provide you with an executive relocation package that consists of the following:

•Movement of household goods and automobiles from your current residence in New York, NY to Reno, Nevada through a professional mover including packing, unpacking and professional storage of household goods for up to six months;
•Reimbursement of an airline trip to prepare for/supervise movement of goods;
•Reimbursement of two house-hunting trips for you and one other person up to four days per trip;
•Reimbursement of reasonable expenses necessary to complete your move, such as airfare for you and your immediate family, hotel costs and meals for the trip from your current home in New York, NY;
•Reimbursement of temporary housing living expenses (rent, deposit, utilities) up to 6 months;
•If as a result of your relocation to the Reno, Nevada area, you choose to buy a home in the Reno, Nevada area, the Company will reimburse you for standard closing costs (excluding financing related costs) for the purchase of a home in the Reno area;
•Should your family remain in New York, NY during your transition to Reno, Nevada the Company will provide reimbursement for two trips for you to New York, NY per month, not to exceed six months from your start date, or alternatively, will provide you with a lump sum payment of $7,200.
•Reimbursement of sales tax charged to you by the Nevada Department of Motor Vehicles when registering the automobiles owned by you as of January 1, 2021, in connection with your relocation to Reno Nevada. The reimbursement shall be limited to no more than $2,500, in the aggregate.
•To the extent that the reimbursement of any of the relocation expenses results in taxable income to you (after taking into account any and all offsetting deductions), the Company will pay you an additional amount (the “Relocation Gross-Up”) such that the net after-tax amount of the reimbursement of the Relocation Expenses and the Relocation Gross-Up (at your then-current combined state and federal marginal income tax rates, taking into account the deductibility of state and local income taxes for federal income tax purposes and all other applicable deductions) is equal to the Relocation Expenses. Notwithstanding the foregoing, the Relocation Gross-Up shall not exceed $45,000. The Company will not gross-up any income associated with any profit resulting from the sale of your current home. Any tax gross-up payment will be paid to you no later than the end of the taxable year next following the taxable year in which you remit the related taxes.

All relocation expenses must be incurred prior to December 31, 2021.

9.Should you voluntarily terminate your employment with EMPLOYERS prior to your two year anniversary with the Company, you agree, as evidenced by your signature on this letter, to promptly reimburse EMPLOYERS any portion of the Hiring Bonus paid and a pro rata portion of all of the relocation expenses paid for by the Company associated with your move to Reno, Nevada. The pro rata reimbursement shall be calculated by multiplying your total relocation costs paid for by the Company multiplied by the ratio of the remaining calendar days until your two year anniversary date divided by 730 days.

10.During your new hire employee orientation you will receive the online Company Employee Handbook and information that describe our personnel and other policies and benefit programs. You are required to read all of these materials thoroughly and to acknowledge receipt and understanding of our Employee Handbook and policies. Any questions regarding benefits administration should be directed to Human Resources at (775) 327-2556.

11.Your employment with EMPLOYERS is “at will” and can be terminated with or without cause, and with or without notice, at any time, at the option of either the Company or you, except as otherwise provided by law. The terms of this offer letter, therefore, do not and are not intended to create an expressed or implied contract of employment with EMPLOYERS. No manager or representative of EMPLOYERS, other than the Chief Executive Officer, has authority to enter into any agreement for employment for any specified period of time or to make any agreement or contract contrary to the foregoing, and any promises to the contrary may only be relied upon by you if they are in writing and signed by the Chief Executive Officer of the Company.

12.This offer to hire you is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States. If you fail to submit this proof, federal law prohibits the Company from hiring you.

13.This offer to hire you is contingent upon a negative test result of a pre-employment drug screen conducted within 5 business days of receiving this letter. By signing below, you understand that you will visit our provider within 5 business days of receipt of this letter and participate in a pre-employment drug screen. Should the drug screen be returned with a positive test result, you will not be eligible for hire.

14.This offer to hire is also subject to completion of the Conflicts of Interest Policy Employee Acknowledgement Signoff, which states that all employees are responsible for avoiding real and/or perceived conflicts of interest. The policy states that neither you nor any member of your family shall directly or indirectly participate in any business, which competes with the Company, unless that participation is made known to the Company in advance and approved in writing by the Company’s General Counsel.

15.This offer is contingent upon the successful completion of all reference and background checks and a review of any restrictive covenants affecting this offer.

16.This offer, the terms of this offer and your acceptance or rejection of this offer must be held in strictest confidence until such time that the Company is prepared to make a formal announcement.

This offer is valid through 5:00pm, PST Thursday, December 17, 2020.

Chris, if you agree with and accept the terms of this offer of employment, please either fax this letter with your signature below directly to my attention at (775) 886-1842, or scan and return to me via email at janderson@employers.com. We are confident your employment with EMPLOYERS will prove to be mutually beneficial and we look forward to having you join us.

Sincerely,

/s/ Katherine Antonello

Katherine Antonello

Employers Holdings, Inc.

I ACCEPT THE ABOVE TERMS OF EMPLOYMENT.

/s/ Christopher Laws 12/9/2020
Christopher Laws Date

CERTIFICATION

I certify that I am not a Prohibited Person as described in Section 1033 of Title 18 of the United States Code (“Section 1033”), and I have not been convicted of a felony in any local, state, or federal jurisdiction for acts described under Section 1033. My signature below confirms that I have been given a copy of Section 1033, and that it is my responsibility to notify the Corporate Compliance Officer within 30 days should my status with regard to being a Prohibited Person change at any time during my employment.

/s/ Christopher Laws 12/9/2020
Christopher Laws Date